Exhibit 99.1
AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
American Finance Trust, Inc.:
We have audited the accompanying consolidated balance sheets of American Realty Capital — Retail Centers of America, Inc. (a Maryland Corporation) and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital — Retail Centers of America, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
New York, New York
March 30, 2017

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2016	2015
ASSETS
Real estate investments, at cost:
Land	$273,375	$274,993
Buildings, fixtures and improvements	826,487	815,568
Acquired intangible lease assets	180,213	192,454
Total real estate investments, at cost	1,280,075	1,283,015
Less: accumulated depreciation and amortization	(120,300)	(68,221)
Total real estate investments, net	1,159,775	1,214,794
Cash and cash equivalents	30,950	40,033
Restricted cash	4,600	4,828
Prepaid expenses and other assets	21,255	17,629
Deferred costs, net	7,276	7,369
Land held for sale	—	500
Total assets	$1,223,856	$1,285,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage notes payable, net of deferred financing costs	$126,585	$127,251
Mortgage premiums, net	3,776	4,764
Credit facility	304,000	304,000
Below-market lease liabilities, net	70,933	78,103
Derivatives, at fair value	251	415
Accounts payable and accrued expenses (including $1,175 and $828 due to related parties as of December 31, 2016 and 2015, respectively)	16,411	18,216
Deferred rent and other liabilities	3,469	3,958
Distributions payable	5,383	5,296
Total liabilities	530,808	542,003
Preferred stock, $0.01 par value per share, 50,000,000 authorized, none issued or outstanding at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 99,268,676 and 96,866,152 shares issued and outstanding at December 31, 2016 and 2015, respectively	993	969
Additional paid-in capital	881,453	859,421
Accumulated other comprehensive loss	(248)	(410)
Accumulated deficit	(189,150)	(116,830)
Total stockholders' equity	693,048	743,150
Total liabilities and stockholders' equity	$1,223,856	$1,285,153

The accompanying notes are an integral part of these audited consolidated financial statements.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	Year Ended December 31,
	2016	2015	2014
Revenues:
Rental income	$102,134	$80,975	$21,450
Operating expense reimbursements	31,171	24,203	6,659
Total revenues	133,305	105,178	28,109
Operating expenses:
Asset management fees to related party	9,004	5,487	—
Property operating	44,498	34,732	8,844
Impairment charges	—	4,434	186
Fair value adjustments to contingent purchase price consideration	1,787	(13,695)	(672)
Acquisition and transaction related	3,598	9,783	11,891
General and administrative	9,007	8,743	2,558
Depreciation and amortization	61,995	49,755	14,080
Total operating expenses	129,889	99,239	36,887
Operating income (loss)	3,416	5,939	(8,778)
Other (expense) income:
Interest expense	(12,875)	(8,374)	(3,907)
(Loss) gain on disposition of land	(4)	1,021	(19)
Gain on involuntary conversion	214	—	—
Other income	18	21	72
Total other expense, net	(12,647)	(7,332)	(3,854)
Net loss	$(9,231)	$(1,393)	$(12,632)

Other comprehensive loss:
Change in unrealized loss on derivative	162	(83)	(229)
Comprehensive loss	$(9,069)	$(1,476)	$(12,861)

Basic and diluted weighted-average shares outstanding	98,557,238	96,113,056	49,231,737
Basic and diluted net loss per share	$(0.09)	$(0.01)	$(0.26)

The accompanying notes are an integral part of these audited consolidated financial statements.

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands, except share data)

	Common Stock
	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Equity
Balance, December 31, 2013	7,253,833	$72	$56,384	$(98)	$(9,477)	$46,881
Issuances of common stock	85,692,602	857	852,213	—	—	853,070
Common stock offering costs, commissions and dealer manager fees	—	—	(86,477)	—	—	(86,477)
Common stock issued through distribution reinvestment plan	1,560,476	16	14,808	—	—	14,824
Common stock repurchases	(64,818)	(1)	(634)	—	—	(635)
Share-based compensation, net of forfeitures	6,655	—	93	—	—	93
Distributions declared	—	—	—	—	(31,795)	(31,795)
Net loss	—	—	—	—	(12,632)	(12,632)
Other comprehensive loss	—	—	—	(229)	—	(229)
Balance, December 31, 2014	94,448,748	944	836,387	(327)	(53,904)	783,100
Change in offering costs	—	—	4	—	—	4
Common stock issued through distribution reinvestment plan	3,698,474	37	35,103	—	—	35,140
Common stock repurchases	(1,281,670)	(12)	(12,116)	—	—	(12,128)
Share-based compensation, net of forfeitures	600	—	43	—	—	43
Distributions declared	—	—	—	—	(61,533)	(61,533)
Net loss	—	—	—	—	(1,393)	(1,393)
Other comprehensive loss	—	—	—	(83)	—	(83)
Balance, December 31, 2015	96,866,152	969	859,421	(410)	(116,830)	743,150
Common stock issued through distribution reinvestment plan	2,399,024	24	22,013	—	—	22,037
Common stock repurchases	(2,500)	—	(25)	—	—	(25)
Share-based compensation	6,000	—	44	—	—	44
Distributions declared	—	—	—	—	(63,089)	(63,089)
Net loss	—	—	—	—	(9,231)	(9,231)
Other comprehensive loss	—	—	—	162	—	162
Balance, December 31, 2016	99,268,676	$993	$881,453	$(248)	$(189,150)	$693,048

The accompanying notes are an integral part of these audited consolidated financial statements.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net loss	$(9,231)	$(1,393)	$(12,632)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	27,027	20,154	6,857
Amortization of in-place lease assets	34,616	29,467	7,177
Amortization of deferred costs	2,391	2,074	758
Amortization of mortgage premiums	(988)	(367)	(12)
(Accretion) amortization of market lease and other intangibles, net	(3,273)	(3,237)	172
Bad debt expense	1,071	1,241	—
Fair value adjustments to contingent purchase price consideration	1,787	(13,695)	(672)
Impairment charges	—	4,434	186
Loss (gain) on disposition of land	4	(1,021)	19
Gain on involuntary conversion	(214)	—	—
Share-based compensation	44	43	93
Ineffective portion of derivative	(2)	—	5
Changes in assets and liabilities:
Prepaid expenses and other assets	(6,564)	(15,071)	(4,244)
Accounts payable and accrued expenses	1,272	5,185	5,144
Deferred rent and other liabilities	(489)	2,383	1,193
Restricted cash	127	(339)	(309)
Net cash provided by operating activities	47,578	29,858	3,735
Cash flows from investing activities:
Investments in real estate and other assets	—	(437,642)	(584,018)
Deposits for real estate acquisitions	—	—	(1,344)
Proceeds from disposition of land	496	2,503	543
Proceeds from contingent purchase price consideration	—	15,116	—
Restricted cash	101	(1,020)	(2,142)
Capital expenditures	(10,130)	(7,495)	(1,549)
Net cash used in investing activities	(9,533)	(428,538)	(588,510)
Cash flows from financing activities:
Payments on mortgage notes payable	(1,112)	(598)	(384)
Proceeds from credit facility	—	304,000	—
Payments of financing costs	—	(812)	(7,061)
Proceeds from issuances of common stock	—	—	853,535
Common stock repurchases	(5,051)	(7,429)	(308)
Payments of offering costs and fees related to stock issuances, net	—	(1,176)	(90,112)
Distributions paid	(40,965)	(26,235)	(12,208)
Payments to related party, net	—	—	(1,019)
Net cash (used in) provided by financing activities	(47,128)	267,750	742,443
Net change in cash and cash equivalents	(9,083)	(130,930)	157,668
Cash and cash equivalents, beginning of period	40,033	170,963	13,295
Cash and cash equivalents, end of period	$30,950	$40,033	$170,963

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2016	2015	2014
Supplemental Disclosures:
Cash paid for interest	$13,023	$6,538	$3,088
Cash paid for income taxes	$111	$368	$411

Non-Cash Investing and Financing Activities:
Mortgage notes payable assumed or used to acquire investments in real estate	$—	$42,612	$24,232
Premium assumed on mortgage note payable	$—	$4,839	$304
Common stock issued through distribution reinvestment plan	$22,037	$35,140	$14,824
Change in accrued common stock repurchases	$(5,026)	$4,699	$327
Change in capital improvements in accounts payable and accrued expenses	$277	$(981)	$1,284
Change in offering costs in accounts payable and accrued expenses	$—	$(1,180)	$1,180

The accompanying notes are an integral part of these audited consolidated financial statements.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Note 1 — Organization
American Realty Capital — Retail Centers of America, Inc. (the "Company") acquired and owns anchored, stabilized core retail properties, including power centers and lifestyle centers, which are located in the United States and were at least 80.0% leased at the time of acquisition. The Company purchased its first property and commenced active operations in June 2012. As of December 31, 2016, the Company owned 35 properties with an aggregate purchase price of $1.2 billion, comprised of 7.5 million rentable square feet, which were 92.6% leased.
The Company, incorporated on July 29, 2010, is a Maryland corporation that elected and qualified to be taxed as a real estate investment trust for U.S. federal income tax purposes ("REIT") beginning with the taxable year ended December 31, 2012. Substantially all of the Company's business is conducted through American Realty Capital Retail Operating Partnership, L.P. (the "OP"), a Delaware limited partnership, and its wholly-owned subsidiaries.
On March 17, 2011, the Company commenced its initial public offering (the "IPO") on a "reasonable best efforts" basis of up to 150.0 million shares of common stock, $0.01 par value per share, at a price of $10.00 per share, subject to certain volume and other discounts. The IPO closed on September 12, 2014. On September 22, 2014, the Company registered an additional 25.0 million shares of common stock to be used under the distribution reinvestment plan (the "DRIP") pursuant to a registration statement on Form S-3D (File No. 333-198864). As of December 31, 2016, the Company had 99.3 million shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to the DRIP and had received total proceeds from the IPO and the DRIP, net of repurchases, of $983.8 million.
The Company has no employees. The Company retained American Realty Capital Retail Advisor, LLC (the "Advisor") to manage its affairs on a day-to-day basis. The Advisor is under common control with AR Global Investments, LLC (the successor business to AR Capital, LLC, the "Parent of the Sponsor" or "AR Global"), the parent of the Company's sponsor, American Realty Capital IV, LLC (the "Sponsor"), as a result of which it is a related party of the Company.
The Advisor was previously party to a service agreement, a property management and a leasing agreement with an independent third party, Lincoln Retail REIT Services, LLC, a Delaware limited liability company ("Lincoln"), pursuant to which Lincoln provided, subject to the Advisor's oversight, real estate-related services, including acquisition, disposition, asset management and property management services, and leasing and construction oversight, as needed. The Advisor passed through to Lincoln a portion of the fees and/or other expense reimbursements payable to the Advisor for the performance of certain real estate-related services. In connection with the Mergers (as defined below), the AFIN Advisor (as defined below) engaged in discussions with Lincoln for the engagement of Lincoln as the service provider for certain of the Company’s retail properties that are now owned by AFIN, such that Lincoln would provide acquisition, property management and leasing services related to such retail properties. However, the AFIN Advisor and Lincoln were unable to enter into a satisfactory definitive agreement prior to the closing of the Mergers, and, on February 16, 2017, the Company provided Lincoln with notice of termination of the service agreement, the property management agreement and the leasing agreement. The AFIN Advisor and Lincoln continue to engage in discussions related to Lincoln providing such retail properties certain services.
Note 2 — Merger Agreement
On September 6, 2016, the Company and the OP entered into an Agreement and Plan of Merger (the “Merger Agreement”) with American Finance Trust, Inc. (“AFIN”), American Finance Operating Partnership, L.P. (the “AFIN OP”) and Genie Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of AFIN (“Merger Sub”). The Merger Agreement provided for (a) the merger of the Company with and into the Merger Sub (the “Merger”), with the Merger Sub surviving as a wholly owned subsidiary of AFIN and (b) the merger of the OP with and into the AFIN OP, with the AFIN OP as the surviving entity (the “Partnership Merger”, and together with the Merger, the “Mergers”). The Mergers became effective on February 16, 2017.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Mergers (the "Effective Time"), each outstanding share of common stock of the Company, $0.01 par value per share ("Company Common Stock") (including any restricted shares of Company Common Stock and fractional shares), was converted into the right to receive (x) a number of shares of common stock of AFIN, $0.01 par value per share ("AFIN Common Stock") equal to 0.385 shares of AFIN Common Stock (the "Stock Consideration") and (y) cash from AFIN in an amount equal to $0.95 per share (the "Cash Consideration," and together with the Stock Consideration, the "Merger Consideration").

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

In addition, at the Effective Time, (i) each unit of partnership interest of the OP designated as an OP Unit (an "OP Unit") issued and outstanding immediately prior to the Effective Time (other than those held by the Company as described in clause (ii) below) was automatically converted into 0.424 validly issued units of limited partnership interest of the AFIN OP (the “Partnership Merger Consideration”); (ii) each unit of partnership interest of the OP designated as either an OP Unit or a GP Unit (a "GP Unit") held by the Company and issued and outstanding immediately prior to the Effective Time was automatically converted into 0.385 validly issued units of limited partnership interest of the AFIN OP; (iii) each unit of partnership interest of the OP designated as a Class B Unit (a "Class B Unit") held by the Advisor and Lincoln issued and outstanding immediately prior to the Effective Time was converted into the Partnership Merger Consideration (the “Class B Consideration,” and together with the Partnership Merger Consideration and the Merger Consideration, the “Total Merger Consideration”) and (iv) the interest of the Advisor, the special limited partner of the OP, in the OP was redeemed for a cash payment, determined in accordance with the existing terms of the OP’s agreement of limited partnership.
In addition, as provided in the Merger Agreement, all outstanding restricted stock of the Company became fully vested and entitled to receive the Merger Consideration.
AFIN issued approximately 38.2 million shares of AFIN Common Stock as Stock Consideration in the Merger and paid approximately $94.3 million in Cash Consideration.
Concurrently with the execution of the Merger Agreement, the Company and the OP entered into a side letter agreement with the Advisor and AFIN providing for, among other things, termination of the advisory agreement among the Company, the OP and the Advisor, subject to, and at, the date that the Merger became effective (the "Termination Agreement").
Prior to the Mergers, AFIN and the Company each were sponsored, directly or indirectly, by AR Global. AR Global and its affiliates provide investment and advisory services to AFIN, and previously provided such services to the Company, pursuant to written advisory agreements. In connection with, and subject to the terms and conditions of the Merger Agreement, OP units held by AR Global and its affiliates were exchanged for AFIN OP Units and certain special limited partner interests in the OP held by AR Global and its affiliates were, consistent with the terms of the OP partnership agreement, redeemed for a cash payment of approximately $2.8 million.
Note 3 — Summary of Significant Accounting Policies
Basis of Accounting
The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP").
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company, the OP and its subsidiaries. All inter-company accounts and transactions are eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity ("VIE") for which the Company is the primary beneficiary. The Company determined the OP was a VIE of which the Company is the primary beneficiary. Substantially all of the Company's assets and liabilities were held by the OP.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate and fair value measurements, as applicable.
Real Estate Investments
Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The Company evaluates the inputs, processes and outputs of each asset acquired to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations and comprehensive loss. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and subsequently amortized over the useful life of the acquired assets.
In business combinations, the Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets or liabilities based on their respective fair values. Tangible assets may include land, land improvements, buildings, fixtures and tenant improvements. Intangible assets may include the value of in-place leases and above- and below- market leases. In addition, any assumed mortgages receivable or payable and any assumed or issued noncontrolling interests are recorded at their estimated fair values.
The fair value of the tangible assets of an acquired property with an in-place operating lease is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on the fair value of the tangible assets. The fair value of in-place leases is determined by considering estimates of carrying costs during the expected lease-up periods, current market conditions, as well as costs to execute similar leases. The fair value of above- or below-market leases is recorded based on the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the Company's estimate of fair market lease rate for the corresponding in-place lease, measured over the remaining term of the lease, including any below-market fixed rate renewal options for below-market leases.
In allocating the fair value to assumed mortgages, amounts are recorded to debt premiums or discounts based on the present value of the estimated cash flows, which is calculated to account for either above or below-market interest rates.
In allocating non-controlling interests, amounts are recorded based on the fair value of units issued at the date of acquisition, as determined by the terms of the applicable agreement.
In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including real estate valuations, prepared by independent valuation firms. The Company also considers information and other factors including: market conditions, the industry that the tenant operates in, characteristics of the real estate, i.e.: location, size, demographics, value and comparative rental rates, tenant credit profile, store profitability and the importance of the location of the real estate to the operations of the tenant’s business.
Real estate investments that are intended to be sold are designated as "held for sale" on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale. Real estate investments are no longer depreciated when they are classified as held for sale. If the disposal, or intended disposal, of certain real estate investments represents a strategic shift that has had or will have a major effect on the Company's operations and financial results, the operations of such real estate investments would be presented as discontinued operations in the consolidated statements of operations and comprehensive loss for all applicable periods. As of December 31, 2015, the Company had $0.5 million of land held for sale. There were no assets held for sale as of December 31, 2016.
Depreciation and Amortization
Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.
Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases and expected below-market renewal option periods.
Capitalized above-market ground lease values are amortized as a reduction of property operating expense over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property operating expense over the remaining terms of the respective leases and expected below-market renewal option periods.
The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, is amortized to expense over the remaining periods of the respective leases.
Assumed mortgage premiums or discounts are amortized as an increase or reduction to interest expense over the remaining terms of the respective mortgages.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Impairment of Long-Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the property for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.
Cash and Cash Equivalents
Cash and cash equivalents include cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less and funds in overnight repurchase agreements, in which excess funds over an established threshold are swept daily. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company ("FDIC") up to an insurance limit. As of December 31, 2016, the Company had deposits of $31.0 million of which $30.0 million were in excess of the amount insured by the FDIC. As of December 31, 2015, the Company had deposits of $40.0 million of which $39.0 million were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result thereof.
Restricted Cash
Restricted cash primarily consists of reserves related to lease expirations, real estate taxes and insurance, as well as maintenance, structural, and debt service reserves.
Deferred Costs, Net
Deferred costs, net, consists of deferred financing costs net of accumulated amortization and deferred leasing costs net of accumulated amortization.
Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining financing. These costs are amortized to interest expense over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.
Deferred leasing costs, consisting primarily of lease commissions and payments made to execute new leases, are deferred and amortized over the term of the lease.
As of December 31, 2016, the Company had $7.3 million of deferred costs, net, consisting of $3.1 million of deferred financing costs, net and $4.2 million of deferred leasing costs, net. As of December 31, 2015, the Company had $7.4 million of deferred costs, net, consisting of $4.7 million of deferred financing costs, net and $2.7 million of deferred leasing costs, net.
Derivative Instruments
The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.
The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designated and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any change in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the accompanying consolidated statement of operations and comprehensive loss. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.
Revenue Recognition
The Company's revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. When the Company acquires a property, acquisition date is considered to be the commencement date for purposes of this calculation. For new leases after acquisition, the commencement date is considered to be the date the tenant takes control of the space. For lease modifications, the commencement date is considered to be the date the lease is executed. The Company defers the revenue related to lease payments received from tenants in advance of their due dates.
The Company owns certain properties with leases that include provisions for the tenant to pay contingent rental income based on a percent of the tenant's sales upon the achievement of certain sales thresholds or other targets which may be monthly, quarterly or annual targets. As the lessor to the aforementioned leases, the Company defers the recognition of contingent rental income, until the specified target that triggered the contingent rental income is achieved, or until such sales upon which percentage rent is based are known. Contingent rental income is included in rental income on the accompanying consolidated statements of operations and comprehensive loss.
The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. If a receivable is deemed uncollectible, the Company will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the Company's consolidated statements of operations and comprehensive loss.
Cost recoveries from tenants are included in operating expense reimbursements on the accompanying consolidated statements of operations and comprehensive loss in the period the related costs are incurred, as applicable.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Offering and Related Costs
Offering and related costs included all expenses incurred in connection with the Company's IPO. Offering costs (other than selling commissions and the dealer manager fee) included costs that were paid by the Advisor, the Former Dealer Manager or their affiliates on behalf of the Company. These costs included but were not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow related fees; (iii) reimbursement of the Former Dealer Manager for amounts it paid to reimburse the itemized and detailed due diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. The Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs that were paid by them on behalf of the Company, provided that the Advisor is obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceeded 1.5% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs did not exceed 11.5% of the gross proceeds determined at the end of the IPO. As of the end of the IPO, offering costs were less than 11.5% (See Note 11 — Related Party Transactions and Arrangements).
Share-Based Compensation
The Company has a stock-based award plan, which is accounted for under the guidance for share based payments. The expense for such awards is included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note 13 — Share-Based Compensation).
Income Taxes
The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year ended December 31, 2012. The Company believes that commencing with such taxable year, the Company has been organized and has operated in a manner so that it qualifies for taxation as a REIT under the Code through the Effective Time.
The amount of distributions payable to the Company's stockholders is determined by the board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, and annual distribution requirements needed to maintain the Company's status as a REIT under the Code.
The following table details from a U.S. federal income tax perspective, the portion of distributions classified as return of capital and ordinary dividend income, per share per annum, for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016		2015		2014
Return of capital	55.6%	$0.36	64.1%	$0.41	88.7%	$0.57
Ordinary dividend income	44.4%	0.28	35.9%	0.23	11.3%	0.07
Total	100.0%	$0.64	100.0%	$0.64	100.0%	$0.64
Per Share Data
Basic loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share considers the effect of potentially dilutive instruments outstanding during such period.
Reportable Segments
The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company's investments in real estate generate rental revenue and other income through the leasing of properties, which comprise 100% of its total consolidated revenues. Management evaluates the operating performance of the Company's investments in real estate on an individual property level.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Recently Adopted Accounting Pronouncements
In February 2015, the FASB amended the accounting for consolidation of certain legal entities. The amendments modify the evaluation of whether certain legal entities are VIEs or voting interest entities, eliminate the presumption that a general partner should consolidate a limited partnership and affect the consolidation analysis of reporting entities that are involved with VIEs (particularly those that have fee arrangements and related party relationships). The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption was permitted, including adoption in an interim period. The Company elected to adopt this guidance effective January 1, 2016. The Company has evaluated the impact of the adoption of the new guidance on its consolidated financial statements and has determined the Company’s OP is considered a VIE. However, the Company meets the disclosure exemption criteria as the Company is the primary beneficiary of the VIE and the Company’s partnership interest is considered a majority voting interest in a business and the assets of the OP can be used for purposes other than settling its obligations, such as paying distributions. As such, the new guidance did not have a material impact on the Company’s consolidated financial statements.
In April 2015, the FASB amended the presentation of debt issuance costs on the balance sheet. The amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In August 2015, the FASB added that, for line of credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line, regardless of whether or not there are any outstanding borrowings. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption was permitted for financial statements that have not previously been issued. The Company elected to adopt this guidance effective January 1, 2016. As a result, the Company reclassified $1.2 million and $1.7 million of deferred debt issuance costs related to the Company's mortgage notes payable from deferred costs, net to mortgage notes payable in the Company's consolidated balance sheets as of December 31, 2016 and 2015, respectively. As permitted under the revised guidance, the Company elected to not reclassify the deferred debt issuance costs associated with its Credit Facility (as defined in Note 5 — Credit Facility). The deferred debt issuance costs associated with the Credit Facility, net of accumulated amortization, and deferred leasing costs, net of accumulated amortization, are included in deferred costs, net on the Company's accompanying consolidated balance sheets as of December 31, 2016 and December 31, 2015.
In March 2016, the FASB issued an update that changes the accounting for certain aspects of share-based compensation. Among other things, the revised guidance allows companies to make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The revised guidance is effective for reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company has adopted the provisions of this guidance beginning January 1, 2016, electing to account for forfeitures when they occur, and determined that there was no impact to the Company’s consolidated financial position, results of operations and cash flows.
Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued revised guidance relating to revenue recognition. Under the revised guidance, an entity is required to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revised guidance was to become effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption was not permitted under GAAP. In July 2015, the FASB deferred the effective date of the revised guidance by one year to annual reporting periods beginning after December 15, 2017, although entities will be allowed to early adopt the guidance as of the original effective date. The Company is evaluating the impact of the implementation of this guidance, including performing a preliminary review of all revenue streams to identify any differences in the timing, measurement or presentation of revenue recognition. As of December 31, 2016, the Company was continuing to evaluate the allowable methods of adoption.
In January 2016, the FASB issued an update that amends the recognition and measurement of financial instruments. The new guidance revises an entity’s accounting related to equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. Among other things, it also amends the presentation and disclosure requirements associated with the fair value of financial instruments. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is not permitted for most of the amendments in the update. As of December 31, 2016, the Company was still evaluating the impact of the new guidance.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

In February 2016, the FASB issued an update which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new guidance requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The revised guidance supersedes previous leasing standards and is effective for reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company has begun developing an inventory of all leases as well as identifying any non-lease components in our lease arrangements. As of December 31, 2016, the Company was continuing to evaluate the impact of this new guidance.
In March 2016, the FASB issued an update on the accounting for derivative contracts. Under the new guidance, the novation of a derivative contract in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. The hedge accounting relationship could continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterparty to the derivative contract is considered. The guidance is effective for fiscal years beginning after December 15, 2016, and interim periods therein. Early adoption is permitted, including adoption in an interim period. As of December 31, 2016, the Company was still evaluating the impact of the new guidance.
In March 2016, the FASB issued guidance which requires an entity to determine whether the nature of its promise to provide goods or services to a customer is performed in a principal or agent capacity and to recognize revenue in a gross or net manner based on its principal/agent designation. This guidance is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. As of December 31, 2016, the Company was still evaluating the impact of the new guidance.
In August 2016, the FASB issued guidance on how certain transactions should be classified and presented in the statement of cash flows as either operating, investing or financing activities. Among other things, the update provides specific guidance on where to classify debt prepayment and extinguishment costs, payments for contingent consideration made after a business combination and distributions received from equity method investments. The revised guidance is effective for reporting periods beginning after December 15, 2017. Early adoption is permitted. As of December 31, 2016, the Company was still evaluating the impact of the new guidance.
In October 2016, the FASB issued guidance relating to interest held through related parties that are under common control, where a reporting entity will need to evaluate if it should consolidate a VIE. The amendments change the evaluation of whether a reporting entity is the primary beneficiary of a VIE by changing how a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control with the reporting entity. The revised guidance is effective for reporting periods beginning after December 15, 2016. Early adoption is permitted. As of December 31, 2016, the Company was still evaluating the impact of the new guidance.
In November 2016, the FASB issued guidance on the classification of restricted cash in the statement of cash flows. The amendment requires restricted cash to be included in the beginning-of-period and end-of-period total cash amounts. Therefore, transfers between cash and restricted cash will no longer be shown on the statement of cash flows. The guidance is effective for reporting periods beginning after December 15, 2017. Early adoption is permitted. As of December 31, 2016, the Company was still evaluating the impact of the new guidance.
In January 2017, the FASB issued guidance that revises the definition of a business. This new guidance is applicable when evaluating whether an acquisition should be treated as either a business acquisition or an asset acquisition. Under the revised guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset or group of similar assets, the assets acquired would not be considered a business. The revised guidance is effective for reporting periods beginning after December 15, 2017, and the amendments will be applied prospectively. Early application is permitted only for transactions that have not previously been reported in issued financial statements. As of December 31, 2016, the Company was still evaluating the impact of the new guidance.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Note 4 — Real Estate Investments
The Company owned 35 properties, which were acquired for investment purposes, as of December 31, 2016 and 2015. The following table presents the allocation of real estate assets acquired and liabilities assumed during the years ended December 31, 2015 and 2014. There were no real estate assets acquired or liabilities assumed during the year ended December 31, 2016:

	Year Ended December 31,
(Dollar amounts in thousands)	2015	2014
Real estate investments, at cost:
Land	$118,188	$134,146
Buildings, fixtures and improvements	330,129	411,322
Total tangible assets	448,317	545,468
Acquired intangibles:
In-place leases	63,217	102,911
Above-market lease assets	10,098	7,609
Below-market lease liabilities	(36,539)	(48,340)
Below-market ground lease asset	—	1,578
Total intangible real estate investments, net	36,776	63,758
Total assets acquired, net	485,093	609,226
Mortgage notes payable assumed or used to acquire real estate investments	(42,612)	(24,232)
Premiums on mortgage notes payable assumed	(4,839)	(304)
Contingent purchase price obligation	—	(672)
Cash paid for acquired real estate investments	$437,642	$584,018
Number of properties purchased	15	17
Total acquired intangible lease assets and liabilities consist of the following as of December 31, 2016 and 2015:

	December 31, 2016			December 31, 2015
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
In-place leases	$156,971	$57,581	$99,390	$168,293	$34,298	$133,995
Above-market leases	21,664	7,492	14,172	22,583	4,547	18,036
Below-market ground lease	1,578	78	1,500	1,578	39	1,539
Total acquired intangible lease assets	$180,213	$65,151	$115,062	$192,454	$38,884	$153,570
Intangible liabilities:
Below-market lease liabilities	$83,215	$12,282	$70,933	$84,837	$6,734	$78,103

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The following table presents amortization expense and adjustments to revenue and property operating expense for intangible assets and liabilities for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
(In thousands)	2016	2015	2014
In-place leases, added to depreciation and amortization	$34,616	$29,467	$7,177

Above-market lease assets	$(3,866)	$(2,880)	$(1,300)
Below-market lease liabilities	7,257	6,180	1,128
Total added to rental income	$3,391	$3,300	$(172)

Below-market ground lease asset, added to property operating expense	$39	$39	$—
The following table provides the projected amortization expense and adjustments to revenue and property operating expense for intangible assets and liabilities for the next five years:

(In thousands)	2017	2018	2019	2020	2021
In-place leases, to be added to depreciation and amortization	$26,515	$19,986	$13,832	$9,423	$7,314

Above-market lease assets	$(3,319)	$(2,459)	$(1,733)	$(1,134)	$(943)
Below-market lease liabilities	6,228	5,687	5,159	4,673	4,231
Total to be added to rental income	$2,909	$3,228	$3,426	$3,539	$3,288

Below-market ground lease asset, to be added to property operating expense	$39	$39	$39	$39	$39
The following table presents unaudited pro forma information as if the acquisitions during the year ended December 31, 2015 had been consummated on January 1, 2014. Additionally, the unaudited pro forma net income was adjusted to reclassify acquisition related expense of $9.8 million from the year ended December 31, 2015 to the year ended December 31, 2014 (not presented in table below). There were no acquisitions during the year ended December 31, 2016:

(In thousands)	Year Ended December 31, 2015
Pro forma revenues	$132,005
Pro forma net income	$5,405
Basic and diluted pro forma net income per share	$0.06
_____________________

(1)
For the year ended December 31, 2015, aggregate revenues and net loss derived from the Company's 2015 acquisitions (for the Company's period of ownership) were $20.7 million and $3.7 million, respectively.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The following table presents future minimum base rent payments on a cash basis due to the Company over the next five years and thereafter. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items:

(In thousands)	Future Minimum Base Rent Payments
2017	$93,572
2018	81,872
2019	66,754
2020	55,337
2021	45,929
Thereafter	179,818
$523,282
No tenant represented 10.0% or greater of consolidated annualized rental income on a straight-line basis for all properties as of December 31, 2016 and 2015.
The following table lists the states where the Company had concentrations of properties where annualized rental income on a straight-line basis represented 10.0% or greater of consolidated annualized rental income on a straight-line basis as of December 31, 2016 and 2015:

	December 31,
State	2016	2015
Texas	12.7%	12.4%
North Carolina	11.9%	11.6%
The Company did not own properties in any other state that in total represented 10.0% or greater of consolidated annualized rental income on a straight-line basis as of December 31, 2016 and 2015.
Contingent Purchase Price Consideration
During the year ended December 31, 2016, the Company settled its contingent consideration arrangement associated with Harlingen Corners and recognized a fair value adjustment to contingent purchase price of $1.8 million, which is reflected on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2016. During the year ended December 31, 2016, the Company paid contingent consideration associated with Harlingen Corners of $1.2 million. The remaining $0.6 million of contingent consideration associated with Harlingen Corners contractually due is included in accounts payable and accrued expenses on the consolidated balance sheet as of December 31, 2016.
During the year ended December 31, 2015, the Company settled its contingent consideration arrangement associated with The Shops at West End and recognized a fair value adjustment to contingent purchase price of $13.7 million, which is reflected on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2015. Simultaneously, during the year ended December 31, 2015, the Company impaired the contingent-related items that were ascribed value at acquisition and recognized impairment charges of $4.4 million, which is reflected on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2015. During the year ended December 31, 2015, the Company received proceeds as a return of contingent consideration associated with The Shops at West End of $13.7 million.
Note 5 — Credit Facility
The Company entered into a credit facility, that provides for aggregate revolving loan borrowings of up to $325.0 million (subject to unencumbered asset pool availability), with a $25.0 million swingline subfacility and a $20.0 million letter of credit subfacility, subject to certain conditions, as amended (the "Credit Facility"). Through an uncommitted “accordion feature,” the OP, subject to certain conditions, may increase commitments under the Credit Facility to up to $575.0 million. Borrowings under the Credit Facility, along with cash on hand from the Company’s IPO, have been used to finance acquisitions and for general corporate purposes. As of December 31, 2016, the Company's unused borrowing capacity was $12.8 million, based on the asset pool availability governed by the Credit Facility. As of December 31, 2016 and 2015, the Company had $304.0 million outstanding under the Credit Facility.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Borrowings under the Credit Facility bear interest, at the OP's election, at either (i) the base rate (which is defined in the Credit Facility as the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) LIBOR for a one month interest period plus 1.0%) plus an applicable spread ranging from 0.35% to 1.00%, depending on the Company's consolidated leverage ratio, or (ii) LIBOR for the applicable interest period plus an applicable spread ranging from 1.35% to 2.00%, depending on the Company's consolidated leverage ratio. As of December 31, 2016, the weighted average interest rate on the Credit Facility was 1.98%. The Credit Facility requires the Company to pay an unused fee per annum of 0.25% and 0.15%, if the unused balance exceeds, or is equal to or less than, 50.0% of the available facility, respectively.
The Credit Facility provides for quarterly interest payments for each base rate loan and periodic interest payments for each LIBOR loan, based upon the applicable interest period (though no longer than three months) with respect to such LIBOR loan, with all principal outstanding being due on the maturity date.
On February 16, 2017, AFIN, the AFIN OP, and certain other subsidiaries of AFIN acting as guarantors, entered into an amendment, assumption, joinder and reaffirmation of guaranties (the “Second Amendment”) to the unsecured amended and restated credit agreement, dated December 2, 2014 (as amended by the Second Amendment, the “Credit Agreement”), by and among the OP to which the AFIN OP is successor by merger, BMO Harris Bank N.A., as administrative agent, letter of credit issuer, swingline lender and a lender, and the other parties thereto, relating to the Credit Facility. The Second Amendment provides for, among other things, the AFIN OP to become the borrower and principal obligor under the Credit Agreement and the Credit Facility, and for AFIN to become a guarantor under the Credit Facility.
The Credit Facility requires the Company to meet certain financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2016, the Company was in compliance with the financial covenants under the Credit Facility.
Note 6 — Mortgage Notes Payable
The Company's mortgage notes payable as of December 31, 2016 and 2015 consist of the following:

		Outstanding Loan Amount as of		Effective Interest Rate as of
Portfolio	Encumbered Properties	December 31, 2016	December 31, 2015	December 31, 2016		December 31, 2015		Interest Rate		Maturity Date
		(In thousands)	(In thousands)
Liberty Crossing	1	$11,000	$11,000	4.66%		4.66%		Fixed		Jul. 2018
San Pedro Crossing	1	17,985	17,985	3.79%		3.79%		Fixed		Jan. 2018
Tiffany Springs MarketCenter	1	33,802	33,802	3.92%		3.92%		Fixed	(1)	Oct. 2018
Shops at Shelby Crossing	1	23,403	23,781	4.97%		4.97%		Fixed		Mar. 2024
Patton Creek	1	41,643	42,377	5.76%		5.76%		Fixed		Dec. 2020
Gross mortgage notes payable	5	127,833	128,945	4.76%	(2)	4.76%	(2)
Deferred financing costs, net of accumulated amortization		(1,248)	(1,694)
Mortgage notes payable, net of deferred financing costs		$126,585	$127,251
_________________________________

(1)	Fixed as a result of entering into a swap agreement.

(2)	Calculated on a weighted-average basis for all mortgages outstanding as of the dates indicated.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The following table summarizes the scheduled aggregate principal payments for the Company's aggregate long-term debt obligations for the five years subsequent to December 31, 2016:

(In thousands)	Future Principal Payments on Mortgage Notes Payable	Future Principal Payments on Credit Facility	Total Future Principal Payments on Long-Term Debt Obligations
2017	$1,185	$—	$1,185
2018	64,039	304,000	368,039
2019	1,322	—	1,322
2020	39,609	—	39,609
2021	488	—	488
Thereafter	21,190	—	21,190
	$127,833	$304,000	$431,833
The Company's mortgage notes payable agreements require compliance with certain property-level financial covenants including debt service coverage ratios. As of December 31, 2016, the Company was in compliance with financial covenants under its mortgage notes payable agreements.
Note 7 — Fair Value of Financial Instruments
The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 — Unobservable inputs that reflect the entity's own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
Although the Company has determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with this derivative utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparty. However, as of December 31, 2016 and 2015, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative position and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company's derivative. As a result, the Company has determined that its derivative valuation in its entirety is classified in Level 2 of the fair value hierarchy.
The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company's potential nonperformance risk and the performance risk of the counterparties.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The following table presents information about the Company's assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015, aggregated by the level in the fair value hierarchy within which those instruments fall:

(In thousands)	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
December 31, 2016
Interest rate swap	$—	$(251)	$—	$(251)
December 31, 2015
Interest rate swap	$—	$(415)	$—	$(415)
A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets and liabilities. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the years ended December 31, 2016. There were no transfers into or out of Level 3 of the fair value hierarchy during the years ended December 31, 2016.
The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, prepaid expenses and other assets, accounts payable and accrued expenses and distributions payable approximates their carrying value on the accompanying consolidated balance sheets due to their short-term nature. The fair values of the Company's remaining financial instruments that are not reported at fair value on the accompanying consolidated balance sheets are reported in the following table:

		Carrying Amount at	Fair Value at	Carrying Amount at	Fair Value at
(In thousands)	Level	December 31, 2016	December 31, 2016	December 31, 2015	December 31, 2015
Gross mortgage notes payable and mortgage premiums, net	3	$131,609	$132,143	$133,709	$134,707
Credit Facility	3	$304,000	$304,000	$304,000	$304,000
The fair value of mortgage notes payable is estimated by an independent third party using a discounted cash flow analysis, based on management's estimates of market interest rates. Advances under the Credit Facility are considered to be reported at fair value, because its interest rate varies with changes in LIBOR, and there has not been a significant change in the credit risk of the Company or credit markets since origination.
Note 8 — Derivatives and Hedging Activities
Risk Management Objective of Using Derivatives
The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its related parties may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.
Cash Flow Hedges of Interest Rate Risk
The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and collars as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate collars designated as cash flow hedges involve the receipt of variable-rate amounts if interest rates rise above the cap strike rate on the contract and payments of variable-rate amounts if interest rates fall below the floor strike rate on the contract.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive loss and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2016, such derivatives have been used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.
Amounts reported in accumulated other comprehensive loss related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. As of December 31, 2016, the Company estimated that during the next 12 months, an additional $0.2 million will be reclassified from other comprehensive loss as an increase to interest expense.
As of December 31, 2016 and 2015, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

	December 31,
	2016		2015
Interest Rate Derivative	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest Rate Swap	1	$34,098	1	$34,098
The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the accompanying consolidated balance sheets as of December 31, 2016 and 2015:

		December 31,
(In thousands)	Balance Sheet Location	2016	2015
Derivatives designated as hedging instruments:
Interest Rate Swap	Derivatives, at fair value	$(251)	$(415)
The table below details the location in the accompanying consolidated financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the years ended December 31, 2016, 2015 and 2014.

	Year Ended December 31,
(In thousands)	2016	2015	2014
Amount of (loss) gain recognized in accumulated other comprehensive loss from interest rate derivatives (effective portion)	$(231)	$(576)	$(734)
Amount of loss reclassified from accumulated other comprehensive loss into income as interest expense (effective portion)	$(393)	$(493)	$(505)
Amount of (loss) gain recognized in income on derivative (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing) *	$2	$—	$(5)
_________________________________
* The Company reclassified approximately $2,000 of other comprehensive income and $5,000 of other comprehensive loss to interest expense during the years ended December 31, 2016 and 2014, respectively. There was no net gain or loss recognized for the year ended December 31, 2015 as a result of reclassifications of other comprehensive income and other comprehensive loss, net.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Offsetting Derivatives
The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company's derivatives as of December 31, 2016 and 2015. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the accompanying consolidated balance sheets:

				Gross Amounts Not Offset on the Balance Sheet
(In thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset on the Balance Sheet	Net Amounts of Liabilities presented on the Balance Sheet	Financial Instruments	Cash Collateral Received (Posted)	Net Amount
December 31, 2016	$(251)	$—	$(251)	$—	$—	$(251)
December 31, 2015	$(415)	$—	$(415)	$—	$—	$(415)
Derivatives Not Designated as Hedges
Derivatives not designated as hedges are not speculative. These derivatives may be used to manage the Company's exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements to be classified as hedging instruments. As of December 31, 2016 and 2015, the Company does not have any hedging instruments that do not qualify for hedge accounting.
Credit-risk-related Contingent Features
The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.
As of December 31, 2016, the fair value of derivatives in a net liability position including accrued interest, but excluding any adjustment for nonperformance risk related to these agreements, was $0.3 million. As of December 31, 2016, the Company has not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value of $0.3 million at December 31, 2016.
Note 9 — Common Stock
As of December 31, 2016 and 2015, the Company had 99.3 million and 96.9 million shares of common stock outstanding, respectively, including unvested restricted shares and shares issued pursuant to the DRIP.
In September 2011, the Company's board of directors authorized, and the Company declared, a distribution payable on a monthly basis to stockholders of record on each day at a rate equal to $0.0017534247 per day, which is equivalent to $0.64 per annum, per share of common stock. Distributions began to accrue on June 8, 2012, the date of the Company's initial property acquisition. In March 2016, the Company’s board of directors ratified the existing distribution amount equivalent to $0.64 per annum, and, for calendar year 2016, affirmed a change to the daily distribution amount to $0.0017486339 per day per share of common stock, effective January 1, 2016, to reflect that 2016 is a leap year. The distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. Distribution payments are dependent on the availability of funds.
On March 7, 2016, the Company's board of directors approved an estimated net asset value per share of the Company's common stock ("Estimated Per-Share NAV) as of December 31, 2015, which was published on March 11, 2016. The Estimated Per-Share NAV does not represent: (1) the amount at which the Company's shares would trade on a national securities exchange or a third party would pay for the Company, (2) the amount a stockholder would obtain if he or she tried to sell his or her shares or (3) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. In addition, the Estimated Per-Share NAV does not reflect events subsequent to December 31, 2015 that would have affected the Company's net asset value.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Share Repurchase Program
The Company's board of directors adopted a share repurchase program (as amended and restated, the "SRP"), which enabled stockholders to sell their shares back to the Company after they had held them for at least one year, subject to certain conditions and limitations. Under the SRP, the Company could repurchase shares on a semiannual basis, at each six-month period ending June 30 and December 31.
On June 29, 2016, the board of directors of the Company determined to amend the SRP to provide for one twelve-month repurchase period for calendar year 2016 instead of two semi-annual periods ending June 30 and December 31. Subsequently, on September 6, 2016, in contemplation of the Mergers, the board of directors determined to suspend the SRP, effective September 8, 2016.
Prior to March 11, 2016, the date the Company first published its Estimated Per-Share NAV, the purchase price per share for requests other than for death or disability under the SRP was as follows:

•	after one year from the purchase date — the lower of $9.25 or 92.5% of the amount actually paid for each share;

•	after two years from the purchase date —the lower of $9.50 or 95.0% of the amount actually paid for each share;

•	after three years from the purchase date — the lower of $9.75 or 97.5% of the amount actually paid for each share; and

•	after four years from the purchase date — the lower of $10.00 or 100.0% of the amount actually paid for each share.
In the case of requests for death or disability prior to March 11, 2016, the repurchase price per share was equal to the price paid to acquire the shares from the Company.
Beginning with March 11, 2016 and through the date the SRP was suspended, the repurchase price per share for requests other than for death or disability were as follows:

•	after one year from the purchase date — 92.5% of the then-current Estimated Per-Share NAV;

•	after two years from the purchase date — 95.0% of the then-current Estimated Per-Share NAV;

•	after three years from the purchase date — 97.5% of the then-current Estimated Per-Share NAV; and

•	after four years from the purchase date — 100.0% of the then-current Estimated Per-Share NAV.
Beginning with March 11, 2016 and through the date the SRP was suspended, in the case of requests for death or disability, the repurchase price per share was equal to the then-current Estimated Per-Share NAV at the time of repurchase.
Under the SRP, repurchases at each semiannual period were limited to a maximum of 2.5% of the weighted average number of shares of common stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of common stock outstanding during the previous fiscal year. Funding for repurchases pursuant to the SRP for any given semiannual period were limited to proceeds received during that same semiannual period through the issuance of common stock pursuant to the DRIP.
When a stockholder requested repurchases and the repurchases were approved by the Company's board of directors, it reclassified such obligation from equity to a liability based on the settlement value of the obligation. The following table summarizes the share repurchases cumulatively through December 31, 2016:

	Number of Shares Repurchased	Weighted-Average Price per Share
Cumulative repurchases as of December 31, 2013	8,674	$9.98
Year Ended December 31, 2014	64,818	9.80
Cumulative repurchases as of December 31, 2014	73,492	9.82
Year Ended December 31, 2015	1,281,670	9.46
Cumulative repurchases as of December 31, 2015	1,355,162	9.48
Year Ended December 31, 2016	2,500	10.00
Cumulative repurchases as of December 31, 2016	1,357,662	$9.48
During the year ended December 31, 2016, 3.1 million shares were requested for repurchase and were not fulfilled. The SRP was suspended effective as of September 8, 2016, and was subsequently terminated on February 15, 2017, in connection with the Mergers.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Distribution Reinvestment Plan
Pursuant to the DRIP, stockholders could elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. In contemplation of the Mergers, the Company determined to suspend the DRIP, effective on August 30, 2016. Accordingly, the final issuance of shares of common stock pursuant to the DRIP prior to the suspension occurred in connection with the Company's July 2016 distribution, paid in August 2016. Until March 2016, the Company offered shares pursuant to the DRIP at $9.50 per share. From April 2016 through the date the DRIP was suspended, the Company offered shares pursuant to the DRIP at the then-current Estimated Per-Share NAV. In connection with the Mergers, on February 15, 2017, the Company's board of directors terminated the DRIP.
No dealer manager fees or selling commissions were paid with respect to shares purchased pursuant to the DRIP. Participants who purchased shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the IPO. Shares issued under the DRIP are recorded to equity in the accompanying consolidated balance sheet in the period distributions are declared. During the year ended December 31, 2016, the Company issued 2.4 million shares of common stock pursuant to the DRIP and received proceeds from the issuance of shares pursuant to the DRIP of $22.0 million.
Note 10 — Commitments and Contingencies
Future Minimum Ground Lease Payments
The Company entered into a ground lease agreement related to a certain acquisition under a leasehold interest arrangement. The following table reflects the minimum base cash rental payments due from the Company over the next five years and thereafter:

(In thousands)	Future Minimum Base Rent Payments
2017	$514
2018	524
2019	535
2020	546
2021	557
Thereafter	8,819
$11,495
Total ground rent expense was $0.6 million during the years ended December 31, 2016 and 2015. There was no ground rent expense during the year ended December 31, 2014. Ground rent expense is included in property operating expense on the consolidated statements of operations and comprehensive loss.
Litigation and Regulatory Matters
In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. On April 29, 2016, the Company filed its proxy statement (the "Proxy Statement") for its 2016 annual meeting of stockholders (the "Annual Meeting"). Among other things, the Proxy Statement contained proposals soliciting the approval of certain amendments to the Company’s charter (the "Charter"). On May 26, 2016, a lawsuit (the "Derivative Litigation") was brought in the United States District Court for the Southern District of New York by Stuart Simpson, individually on behalf of himself and derivatively on behalf of the Company, against the Company's board of directors seeking an injunction of the stockholder vote at the Annual Meeting unless and until the Company addressed certain alleged misstatements or deficiencies in the Proxy Statement relating to certain of the proposals relating to certain of the proposed amendments to the Charter (the "Withdrawn Charter Amendment Proposals"). The Derivative Litigation was filed after disclosure in the press regarding a potential transaction. In light of the continued evaluation of the proposal by the Company's special committee comprised entirely of independent directors (the "Special Committee") and its advisors including discussions between the Special Committee and the special committee formed by AFIN, and taking into account, among other things, the Derivative Litigation, the Company decided to withdraw the Withdrawn Charter Amendment Proposals from the agenda for the Annual Meeting and the Proxy Statement.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

On June 8, 2016, the Company's board of directors entered into a memorandum of understanding (the "MOU") to settle the Derivative Litigation. Pursuant to the MOU, the Derivative Litigation was stayed pending approval by the court of a definitive settlement agreement. The parties later agreed to a Stipulation and Agreement of Settlement, under which the Company agreed to pay plaintiff’s counsel $0.8 million. On September 8, 2016, the plaintiff filed an unopposed motion for preliminary approval of the settlement. The court preliminarily approved the settlement by order dated September 13, 2016, and gave it final approval by order dated November 9, 2016. The action has now been dismissed with prejudice. The Company's directors, as defendants in the Derivative Litigation, denied all allegations of wrongdoing.
On January 13, 2017, four affiliated stockholders of the Company filed in the united States District Court for the District of Maryland a putative class action lawsuit against the Company, Edward M. Weil, Jr., Leslie D. Michelson, Edward G. Rendell (Weil, Michelson and Rendell, the “Director Defendants”), AR Global, and AFIN, alleging violations of Sections 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) by the Company and the Director Defendants, violations of Section 20(a) of the Exchange Act by AR Global and the Director Defendants, breaches of fiduciary duty by the Director Defendants, and aiding and abetting breaches of fiduciary duty by AR Global and AFIN in connection with the negotiation of and proxy solicitation for a shareholder vote on the proposed merger of the Company and AFIN and an amendment to the Company’s Articles of Incorporation.  Plaintiffs seek on behalf of the putative class rescission of the merger transaction, which was voted on and approved by stockholders on February 13, 2017, and closed on February 17, 2017, together with unspecified rescissory damages, unspecified actual damages, and costs and disbursements of the action. The Court has not selected a lead plaintiff and has adjourned the deadline for Defendants to answer or move against the Complaint until 45 days after a Court-appointed lead plaintiff either adopts the current Complaint or files an Amended Complaint. The Company and the Director Defendants deny wrongdoing and liability and intend to vigorously defend the action. Due to the early stage of the litigation, no estimate of a probable loss or any reasonable possible losses are determinable at this time. No provisions for such losses have been recorded in the accompanying consolidated financial statements for the year ended December 31, 2016.
There are no other material legal or regulatory proceedings pending or known to be contemplated against the Company.
Environmental Matters
In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on its financial position or results of operations.
Note 11 — Related Party Transactions and Arrangements
AR Capital, LLC, the former parent of the Sponsor, and American Realty Capital Retail Special Limited Partnership, LLC, an entity controlled by the Sponsor, owned 189,164 and 242,222 shares of the Company's outstanding common stock as of December 31, 2016 and 2015, respectively. The Company is the sole general partner and holds substantially all the OP Units. The Advisor, a limited partner in the OP, held 202 OP Units as of December 31, 2016 and 2015, which represented a nominal percentage of the aggregate OP ownership. After holding the OP Units for a period of one year, or upon liquidation of the OP or sale of substantially all of the assets of the OP, holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of the Company's common stock or, at the option of the OP, a corresponding number of shares of the Company's common stock, in accordance with the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP's assets.
Realty Capital Securities, LLC (the "Former Dealer Manager") served as the dealer manager of the IPO. American National Stock Transfer, LLC ("ANST"), a subsidiary of the parent company of the Former Dealer Manager, provided other general professional services through January 2016. RCS Capital Corporation ("RCAP"), the parent company of the Former Dealer Manager and certain of its affiliates that provided services to the Company, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was under common control with the Parent of the Sponsor. In May 2016, RCAP and its affiliated debtors emerged from bankruptcy under the new name, Aretec Group, Inc. On March 8, 2017, the creditor trust established in connection with the RCAP bankruptcy filed suit against the Parent of the Sponsor, the Advisor, advisors of other entities sponsored by the Parent of the Sponsor, and the Parent of the Sponsor's principals (including Edward M. Weil, Jr.). The suit alleges, among other things, certain breaches of duties to RCAP. The Company is not named in the suit, nor are there any allegations related to the services the Advisor provides to he Company. The Advisor has informed the Company that it believes that the suit is without merit and intends to defend against it vigorously.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Fees Paid in Connection with the IPO
During the IPO, the Former Dealer Manager was paid fees and compensation in connection with the sale of the Company's common stock. The Former Dealer Manager was paid a selling commission of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Former Dealer Manager received up to 3.0% of the gross proceeds from the sale of common stock, before reallowance to participating broker-dealers, as a dealer manager fee. The Former Dealer Manager was entitled to reallow its dealer manager fee to participating broker-dealers, based on such factors as the volume of shares sold by respective participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers. The following table details total selling commissions and dealer manager fees incurred by the Company during the years ended December 31, 2016, 2015 and 2014 and payable to the Former Dealer Manager as of December 31, 2016 and 2015:

	Year Ended December 31,			Payable as of December 31,
(In thousands)	2016	2015	2014	2016	2015
Total commissions and fees to the Former Dealer Manager	$—	$—	$81,728	$—	$—
The Advisor and its affiliates were paid compensation and received expense reimbursements for services relating to the IPO. The Company utilized transfer agent services provided by an affiliate of the Former Dealer Manager. All offering costs relating to the IPO incurred by the Company or entities affiliated with the Advisor or the Former Dealer Manager on behalf of the Company were charged to additional paid-in capital on the accompanying consolidated balance sheets. The following table details offering costs and reimbursements incurred during the years ended December 31, 2016, 2015 and 2014 and payable to the Advisor and its affiliates and the Former Dealer Manager and its affiliates as of December 31, 2016 and 2015:

	Year Ended December 31,			Payable as of December 31,
(In thousands)	2016	2015	2014	2016	2015
Fees and expense reimbursements to the Advisor and its affiliates and Former Dealer Manager and its affiliates	$—	$—	$2,854	$—	$—
The Company was responsible for paying offering and related costs from the IPO, excluding commissions and dealer manager fees, up to a maximum of 1.5% of gross proceeds received from the IPO, measured at the end of the IPO. Offering costs in excess of the 1.5% cap as of the end of the IPO would have been the Advisor's responsibility. As of the close of the IPO, cumulative offering and related costs, excluding commissions and dealer manager fees, did not exceed the 1.5% threshold.
Fees and Participations Paid in Connection With the Operations of the Company
The Advisor is paid an acquisition fee equal to 1.0% of the contract purchase price of each acquired property and 1.0% of the amount advanced for any loan or other investment. The Advisor is also paid for services provided for which it incurred investment-related expenses, or insourced expenses. Such insourced expenses are fixed initially at, and can not exceed, 0.5% of the contract purchase price and 0.5% of the amount advanced for a loan or other investment. Additionally, the Company pays third party acquisition expenses. Once the proceeds from the IPO were fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) could not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired. In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fees) payable with respect to the Company's portfolio of investments or reinvestments exceed 4.5% of the contract purchase price to be measured at the close of the acquisition phase or 4.5% of the amount advanced for all loans or other investments.
If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company pays the Advisor a financing coordination fee equal to 1.0% of the amount available or outstanding under such financing, subject to certain limitations.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

For periods prior to April 1, 2015, in connection with the asset management services provided by the Advisor, the Company issued to the Advisor an asset management subordinated participation by causing the OP to issue (subject to periodic approval by the board of directors) to the Advisor performance-based restricted, forfeitable Class B Units. Class B Units are intended to be profit interests which will vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 7.0% cumulative, pre-tax, non-compounded annual return thereon (the "economic hurdle"); (y) any one of the following occurs: (1) the termination of the advisory agreement by an affirmative vote of a majority of the Company's independent directors without cause; (2) a listing of the Company's common stock on a national securities exchange; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the "performance condition"). Unvested Class B Units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of the Company's independent directors without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of the Company's independent directors without cause before the economic hurdle has been met.
When approved by the board of directors, the Class B Units were issued to the Advisor quarterly in arrears pursuant to the terms of the limited partnership agreement of the OP. The number of Class B Units issued in any quarter was equal to the cost of the Company's assets multiplied by 0.1875%, divided by the value of one share of common stock as of the last day of such calendar quarter, which was equal initially to $9.00 (the initial offering price in the IPO minus selling commissions and dealer manager fees). As of December 31, 2016, the Company's board of directors had approved the issuance of and the OP had issued 479,802 Class B Units to the Advisor in connection with this arrangement on a cumulative basis.
The Advisor receives distributions on the vested and unvested Class B Units it received in connection with its asset management subordinated participation at the same rate as distributions received on the Company's common stock. Such distributions on issued Class B Units are included in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss until the performance condition is considered probable to occur.
As of December 31, 2016, the Company could not determine the probability of achieving the performance condition. Immediately prior to the Effective Time, the Company deemed the achievement of the performance condition to be probable. At the Effective Time, each Class B Unit issued and outstanding immediately prior to the Effective Time was converted into the Partnership Merger Consideration.
Effective April 1, 2015:

i.
for any period commencing on or after April 1, 2015, the Company pays the Advisor or its assignees as compensation for services rendered in connection with the management of the Company’s assets an Asset Management Fee (as defined in the advisory agreement) equal to 0.0625% per month of the Cost of Assets (as defined in the advisory agreement) or, once the Company began disclosing Estimated Per-Share NAV in periodic or current reports filed with the SEC, 0.0625% of the lower of the Cost of Assets and the fair market value of the Company's assets as reported in the applicable periodic or current report filed with the SEC disclosing Estimated Per-Share NAV;

ii.	such Asset Management Fee is payable monthly in arrears in cash, in shares of common stock, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor; and

iii.	the Company shall not cause the OP to issue any Class B Units in respect of periods subsequent to March 31, 2015.
In connection with property management and leasing services, unless the Company contracts with a third party, the Company will pay to an affiliate of the Advisor a property management fee of 2.0% of gross revenues from the Company's stand-alone single-tenant net leased properties which are not part of a shopping center and 4.0% of gross revenues from all other types of properties. The Company will also reimburse the affiliate for property level expenses. If the Company contracts directly with third parties for such services, the Company will pay them customary market fees. In connection with any construction, renovation or tenant finish-out on any property, the Company will pay the Advisor 6.0% of the hard costs of the construction, renovation and/or tenant finish-out, as applicable.
In connection with the Merger Agreement, the Advisor, as the Company's property manager and leasing agent, assigned the Company's existing property management agreement and existing leasing agreement to American Finance Properties, LLC, AFIN's property manager, effective as of the Effective Time.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The Company reimburses the Advisor's costs of providing administrative services, subject to the limitation that it will not reimburse the Advisor for any amount by which the Company's operating expenses (including the asset management fee, as applicable) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets, or (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash expenses and excluding any gain from the sale of assets for that period, unless the Company's independent directors determine that such excess is justified based on unusual and nonrecurring factors which they deem sufficient, in which case the excess amount may be reimbursed to the Advisor in subsequent periods.
Additionally, the Company reimburses the Advisor for personnel costs in connection with operational and administrative services; however, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees, acquisition expenses or real estate commissions. The Company will not reimburse the Advisor for salaries and benefits paid to the Company's executive officers. During the years ended December 31, 2016 and 2015, the Company incurred $2.2 million and $1.0 million, respectively, of reimbursements from the Advisor for providing operational and administrative services. These reimbursements are included in general and administrative expense on the consolidated statements of operations and comprehensive loss. No reimbursements were made to the Advisor for providing administrative services during the year ended December 31, 2014.
In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees. Because the Advisor may waive certain fees, cash flows from operations that would have been paid to the Advisor may be available to pay distributions. No such fees were waived by the Advisor during the years ended December 31, 2016, 2015 and 2014. In certain instances, to improve the Company's working capital, the Advisor may elect to absorb a portion of the Company's general and administrative costs and/or property operating costs. No general and administrative costs of the Company were absorbed by the Advisor during the years ended December 31, 2016 and 2015. The Advisor absorbed $0.3 million of general and administrative costs during the year ended December 31, 2014. No property operating costs of the Company were absorbed by the Advisor during the years ended December 31, 2016, 2015 and 2014.
The following table details amounts incurred during the years ended December 31, 2016, 2015 and 2014 and amounts contractually due as of December 31, 2016 and 2015 in connection with the operations related services described above. Amounts below are inclusive of fees and other expense reimbursements incurred from and due to the Advisor that are passed through and ultimately paid to Lincoln as a result of the Advisor's exclusive service agreement with Lincoln:

	Year Ended December 31,			Payable as of December 31,
	2016	2015	2014	2016	2015
(In thousands)	Incurred	Incurred	Incurred
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements	$—	$7,245	$9,214	$—	$—
Financing coordination fees	—	426	3,492	—	—
Ongoing fees:
Asset management fees	9,004	5,487	—	—	—
Property management and leasing fees	6,820	5,445	1,362	444	452
Professional fees and other reimbursements	2,798	4,399	1,288	731	376
Strategic advisory fees	—	—	425	—	—
Distributions on Class B Units	315	243	41	—	—
Total related party operation fees and reimbursements	$18,937	$23,245	$15,822	$1,175	$828
The predecessor to the Parent of the Sponsor was a party to a services agreement with RCS Advisory Services, LLC, a subsidiary of the parent company of the Former Dealer Manager (“RCS Advisory”), pursuant to which RCS Advisory and its affiliates provided the Company and certain other companies sponsored by AR Global with services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services, among others) on a time and expenses incurred basis or at a flat rate based on services performed. The predecessor to AR Global instructed RCS Advisory to stop providing such services in November 2015, and no services have since been provided by RCS Advisory.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The Company was also party to a transfer agency agreement with ANST, pursuant to which ANST provided the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end Internal Revenue Service ("IRS") reporting and other services), and supervisory services overseeing the transfer agency services performed by DST Systems, Inc., a third-party transfer agent ("DST"). The Parent of the Sponsor received written notice from ANST on February 10, 2016 that it would wind down operations by the end of the month and would withdraw as the transfer agent effective February 29, 2016. On February 26, 2016, the Company entered into a definitive agreement with DST to  provide the Company directly with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services).
Fees and Participations Paid in Connection with Liquidation or Listing
 The Company pays a brokerage commission to the Advisor or its affiliates on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and one-half of the total brokerage commission paid, if a third party broker was also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a reasonable, customary and competitive real estate commission, in light of the size, type and location of the property, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provide a substantial amount of services in connection with the sale. The Company incurred approximately $6,000 of brokerage commissions from the Advisor during the year ended December 31, 2014. No such fees were incurred during the years ended December 31, 2016 or 2015.
The Advisor is entitled to receive a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 7.0% cumulative, pre-tax non-compounded annual return on the capital contributed by investors. The Company cannot assure that it would provide this 7.0% annual return and the Advisor will not be entitled to the subordinated participation in net sale proceeds unless the Company's investors had received a 7.0% cumulative non-compounded annual return on their capital contributions plus the 100.0% repayment of capital committed by such investors. No such amounts were incurred during the years ended December 31, 2016, 2015 or 2014.
If the Company's shares of common stock are listed on a national securities exchange, the Advisor will receive a subordinated incentive listing distribution from the OP of 15.0% of the amount by which the Company's market value plus distributions paid prior to listing exceeded the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, pre-tax non-compounded annual return to investors. The Company cannot assure that it will provide this 7.0% annual return and the Advisor will not be entitled to the subordinated incentive listing distribution unless investors receive a 7.0% cumulative, pre-tax non-compounded annual return on their capital contributions plus the 100.0% repayment of capital committed by such investors. No such distribution were incurred during the years ended December 31, 2016, 2015 or 2014. Neither the Advisor nor any of its affiliates can earn both the subordinated participation in the net sales proceeds and the subordinated listing distribution.
Upon termination or non-renewal of the advisory agreement, the Advisor will be entitled to receive distributions from the OP equal to 15.0% of the amount by which the sum of the Company's market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 7.0% cumulative, pre-tax non-compounded return to investors. The Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event had occurred.
Upon a merger pursuant to which the Company's stockholders receive cash or the securities of a listed company, as full or partial consideration, or an asset sale, the Advisor is entitled to receive, in redemption of the Advisor's interest in the OP, a distribution from the OP equal to 15.0% of the amount by which the sum of the Company's market value plus the distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 7.0% cumulative, pre-tax non-compounded return to investors. At the Effective Time, the Advisor received a cash payment of $2.8 million in accordance with the foregoing.
Note 12 — Economic Dependency
Under various agreements, the Company has engaged the Advisor, its affiliates and entities under common control with the Advisor to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting and legal services, human resources and information technology.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.
Note 13 — Share-Based Compensation
Stock Option Plan
The Company has a stock option plan (the "Plan") which authorized the grant of nonqualified stock options to the Company's independent directors, officers, advisors, consultants and other personnel, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for stock options granted to the independent directors under the Plan is equal to the fair market value, as defined in the Plan, of a share on the last business day preceding the annual meeting of stockholders. A total of 0.5 million shares were authorized and reserved for issuance under the Plan. As of December 31, 2016 and 2015, no stock options were issued under the Plan. Pursuant to the Merger Agreement, the board of directors terminated the Plan, effective as of the Effective Time.
Restricted Share Plan
The Company has an employee and director incentive restricted share plan (the "RSP"), which provided for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further approval by the Company's board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholders' meeting. Restricted stock issued to independent directors vested over a five-year period following the date of grant in increments of 20.0% per annum. However, pursuant to the Merger Agreement, any issued and outstanding restricted shares of the Company's common stock fully vested, and the RSP terminated, effective as of and subject to and contingent upon the closing of the Merger. The RSP provides the Company with the ability to grant awards of restricted shares to the Company's directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of shares of common stock granted under the RSP can not exceed 5.0% of the Company's outstanding shares of common stock on a fully diluted basis at any time and in any event can not exceed 7.5 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).
Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time. For restricted share awards granted prior to 2015, such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient's employment or other relationship with the Company. Restricted share awards granted during or after 2015 provide for accelerated vesting of the portion of the unvested shares scheduled to vest in the year of the recipient's voluntary termination or the failure to be re-elected to the board. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock are subject to the same restrictions as the underlying restricted shares.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The following table reflects restricted share award activity for the years ended December 31, 2016, 2015 and 2014:

	Number of Shares of Restricted Stock	Weighted-Average Issue Price Per Share
Unvested, December 31, 2013	19,800	$9.18
Granted	9,000	9.00
Vested	(4,800)	9.25
Forfeitures	(8,400)	9.14
Unvested, December 31, 2014	15,600	9.08
Granted	9,000	9.00
Vested	(4,800)	9.13
Forfeitures	(8,400)	9.07
Unvested, December 31, 2015	11,400	9.00
Granted	6,000	9.00
Vested	(3,000)	9.00
Unvested, December 31, 2016	14,400	$9.00
As of December 31, 2016, the Company had $0.1 million of unrecognized compensation cost related to unvested restricted share awards granted under the Company's RSP. As provided in the Merger Agreement, all outstanding restricted stock of the Company became fully vested at the Effective Time; thus, that cost was recognized in its entirety upon the consummation of the Mergers.
The fair value of the restricted shares was expensed in accordance with the service period required. Compensation expense related to restricted stock was approximately $43,000, $43,000 and $38,000 during the years ended December 31, 2016, 2015 and 2014, respectively. Compensation expense related to restricted stock is included in general and administrative expense on the accompanying consolidated statements of operations and comprehensive loss.
Other Share-Based Compensation
The Company may issue common stock in lieu of cash to pay fees earned by the Company's directors, at each director's election. There are no restrictions on the shares issued since these payments in lieu of cash relate to fees earned for services performed. The following table reflects the shares of common stock issued to directors in lieu of cash compensation:

	Year Ended December 31,
	2016	2015	2014
Shares issued in lieu of cash	—	—	6,055
Value of shares issued in lieu of cash (in thousands)	$—	$—	$55
Note 14 — Net Loss Per Share
 The following is a summary of the basic and diluted net loss per share computation for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
Basic and diluted net loss (in thousands)	$(9,231)	$(1,393)	$(12,632)
Basic and diluted weighted-average shares outstanding	98,557,238	96,113,056	49,231,737
Basic and diluted net loss per share	$(0.09)	$(0.01)	$(0.26)

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

The Company had the following common share equivalents on a weighted-average basis that were excluded from the calculation of diluted net loss per share as their effect would have been antidilutive for the periods presented:

	Year Ended December 31,
	2016	2015	2014
Shares of unvested restricted stock (1)	12,739	15,473	21,827
OP Units	202	202	202
Class B Units (2)	479,802	393,225	63,896
Total common stock equivalents	492,743	408,900	85,925
_____________________

(1)
Weighted-average number of shares of unvested restricted stock outstanding for the periods presented. There were 14,400, 11,400 and 15,600 shares of unvested restricted stock outstanding as of December 31, 2016, 2015 and 2014, respectively.

(2)
Weighted-average number of issued and unvested Class B Units for the periods outstanding. As of December 31, 2016, 2015 and 2014, the Company's board of directors had approved the issuance of 479,802, 479,802 and 169,992 Class B Units, respectively.

Note 15 – Quarterly Results (Unaudited)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2016, 2015 and 2014:

	Quarters Ended
(In thousands, except share and per share data)	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Total revenues	$33,272	$32,977	$32,988	$34,068
Net loss	$(2,979)	$(1,214)	$(2,986)	$(2,052)
Basic and diluted weighted-average shares outstanding	97,448,826	98,359,167	99,152,942	99,253,815
Basic and diluted net loss per share	$(0.03)	$(0.01)	$(0.03)	$(0.02)

	Quarters Ended
(In thousands, except share and per share data)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Total revenues	$21,095	$22,648	$27,888	$33,547
Net income (loss)	$46	$4,999	$(6,108)	$(330)
Basic weighted-average shares outstanding	95,040,086	95,915,695	96,400,048	97,070,924
Basic net income (loss) per share	$0.00	$0.05	$(0.06)	$0.00
Diluted weighted-average shares outstanding	95,040,288	95,929,948	96,400,048	97,070,924
Diluted net income (loss) per share	$0.00	$0.05	$(0.06)	$0.00

	Quarters Ended
(In thousands, except share and per share data)	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Total revenues	$2,799	$4,278	$6,755	$14,277
Net loss	$(599)	$(2,913)	$(4,773)	$(4,347)
Basic and diluted weighted-average shares outstanding	12,997,881	29,000,403	61,255,619	92,685,013
Basic and diluted net loss per share	$(0.05)	$(0.10)	$(0.08)	$(0.05)

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

Note 16 — Subsequent Events
The Company has evaluated subsequent events through the filing of these consolidated financial statements and determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements except for the following disclosures:
American Finance Trust, Inc. Merger
On February 16, 2017, the Mergers became effective. As a result of the Mergers, the Company was acquired by AFIN. See Note 2 — Merger Agreement for additional details on the Mergers.
Second Amendment to Amended and Restated Credit Agreement
On February 16, 2017, AFIN, the AFIN OP, and certain other subsidiaries of AFIN acting as guarantors, entered into the Second Amendment to the Credit Agreement, by and among the OP to which the AFIN OP is successor by merger, BMO Harris Bank N.A., as administrative agent, letter of credit issuer, swingline lender and a lender, and the other parties thereto, relating to the Credit Facility. The Second Amendment provides for, among other things, the AFIN OP to become the borrower and principal obligor under the Credit Agreement and the Credit Facility, and for AFIN to become a guarantor under the Credit Facility. The Company and the OP were parties to the Credit Agreement prior to closing of the Merger.
Termination of the DRIP
In connection with the Mergers, on February 15, 2017, the Company's board of directors terminated the DRIP.
Termination of the SRP
In connection with the Mergers, on February 15, 2017, the Company's board of directors terminated the SRP.